Statuten	Articles of Association

der	of

WISeKey International Holding AG	WISeKey International Holding Ltd

(WISeKey International Holding SA)	(WISeKey International Holding AG)

(WISeKey International Holding Ltd)	(WISeKey International Holding SA)

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I. Firma, Sitz, Zweck der Gesellschaft, Dauer	I. Name, Place of Incorporation, Purpose of the Company, Duration

Artikel1 Firma, Sitz	Article 1 Name, Place of Incorporation

Unter der Firma "WISeKey International Holding AG" ("WISeKey International Holding SA") ("WI- SeKey International Holding Ud") (die Gesell- schaft) besteht eine Aktiengesellschaft mit Sitz in Zug, Kanton Zug.	Under the name "WISeKey International Holding AG" ("WISeKey International Holding SA") ("WISeKey International Holding Ltd") (the Company) there exists a corporation with its place of incorporation in Zug, canton Zug.

Artikel 2 Zweck	Article 2 Purpose

1 Zweck der Gesellschaft ist die Gründung, der Erwerb, das Halten und die Veräusserung von Beteiligungen an in- und ausländischen Unter- nehmen, insbesondere im Bereich der Sicher- heitstechnologie und verwandten Gebieten. Die Gesellschaft kann alle Geschäfte tätigen, die ge- eignet erscheinen, den Zweck der Gesellschaft zu fördern, oder die mit diesem zusammenhän- gen.	[1] The purpose of the Company is to incorporate, acquire, hold and dispose of interests in national and international entities, in particular in entities active in the area of security technology and related areas. The Company may engage in all types of transactions that appear appropriate to promote, or are related to the purpose of the Company.

2 Die Gesellschaft kann Zweigniederlassungen im ln-und Ausland errichten.	[2] The Company may open branch offices in Switzerland and abroad.

3 Die Gesellschaft kann Grundstücke und Imma- terialgüterrechte im ln- und Ausland erwerben, halten, verwalten, weiterentwickeln, verwerten und veräussern.	[3] The Company may acquire, hold, manage, develop, exploit and sell real estate and intellectual property rights in Switzerland and abroad.

4 Die Gesellschaft kann alle kommerziellen, fi- nanziellen und anderen Tätigke iten ausüben, die geeignet erscheinen, den Zweck der Gesell- schaft zu fördern, oder die mit diesem zusam- menhängen.	[4] The Company may also engage in any commercial, financial or other activities which are apt to favour the purpose of the Company or which are related to its purpose.

Artikel3 Dauer	Article 3 Duration

Die Dauer der Gesellschaft ist unbeschränkt.	The duration of the Company shall be unlimited.

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II. Aktienkapital, Aktien, Übertragungsbe-schränkungen	II. Share Capital, Shares, Restrictions of Transferability

Artikel 4 Aktienkapital	Article 4 Share Capital

Das Aktienkapital beträgt CHF 1'841'424.18, ist eingeteilt in 40'021'988 Namenaktien mit einem Nennwert von je CHF 0.01 (Kategorie A Aktien) und in 28'824'086 Namenaktien mit einem Nenn- wert von je CHF 0.05 (Kategorie 8 Aktie n) und ist voll einbezahlt	The share capital is CHF 1'841'424.18, is divided into 40,021,988 registered shares with a nominal value of CHF 0.01 each (Class A Shares) and in 28'824'086 registered shares with a nominal value of CHF 0.05 each (Class B Shares), and is fully paid-in.

Artikel4a Genehmigtes Kapital	Article 4a Authorized Capital

1 Der Verwaltungsrat ist ermächtigt, jederzeit bis zum 25. Mai 2020 das Aktienkapital im Maximal- betrag von CHF 444'091.45 durch Ausgabe von höchstens 8'881'829 vollständig zu liberierenden Namenaktien mit einem Nennwert von je CHF 0.05 zu erhöhen . Erhöhungen in Tetilbeträ-gen sind gestattet.	1 The Board of Directors is authorized, at any time until May 25, 2020 to increase the share capital in an amount not to exceed CHF 444,091.45 through the issuance of up to 8,881,829 fully paid-in registered shares with a nominal value of CHF 0.05 each. An increase in partial amounts shall be permitted.

2 Der Verwaltungsrat legt den Ausgabebetrag, die Art der Einlagen, den Zeitpunkt der Aus- gabe, die Bedingungen der Bezugsrechtsaus- übung und den Beginn der Dividendenberechti - gung fest. Dabei kann der Verwaltungsrat neue Aktien mittels Festübernahme durch eine Bank oder einen Dritten und anschliessendem .Ange- bot an die bisherigen Aktionäre ausgeben.	[2] The Board of Directors shall determine the issue price, the type of payment, the date of issue of new shares, the conditions for the exercise of pre-emptive rights and the beginning date for dividend entitlement. In this regard, the Board of Directors may issue new shares by means of a firm underwriting through a banking institution or a third party and a subsequent offer of these shares to the current shareholders.

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3 Der Verwaltungsrat ist ermächtigt, den Handel mit Bezugsrechten zu ermöglichen, zu be- schränken oder auszuschliessen. Der Verwal- tungsrat kann nicht ausgeübte Bezugsrechte verfallen lassen oder er kann diese bzw. Aktien, für welche Bezugsrechte eingeräumt, aber nicht ausgeübt werden , zu Marktkonditionen pl.atzie- ren oder anderweitig im Interesse der Gesell- schaft verwenden .	[3] The Board of Directors is entitled to permit, to restrict or to exclude the trade with pre-emptive rights. The Board of Directors may permit preemptive rights that have not been exercised to expire or it may place these rights and/or shares as to which pre-emptive rights have been granted but not exercised at market conditions or use them for other purposes in the interest of the Company.

4 Der Verwaltungsrat ist ferner ermächtigt, das Bezugsrecht der Aktionäre zu beschränken oder aufzuheben und Dritten zuzuweisen, im Falle der Verwendung der Aktien:	[4] The Board of Directors is further authorized to limit or withdraw the pre-emptive rights of shareholders and allocate such rights to third parties if the shares are to be used:

(a) für die Ausgabe von neuen Aktien, wenn der Ausgabebetrag der neuen Aktien un- ter Berücksichtigung des Marktpreises festgesetzt wird; oder	(a) for issuing new shares if the issue price of the new shares is determined by reference to the market price;

(b) für die Übernahme von Unternehmen, Un- ternehmensteilen oder Beteiligungen oder für neue Investitionsvorhaben oder für die Finanzierung oder Refinanzieru ng solcher Transaktionen; oder	(b) for the acquisition of an enterprise, parts of an enterprise or participations or for new investment projects or for purposes of financing or refinancing any such transactions; or

(c) zum Zwecke der Erweiterung des Aktio- närskreises in gewissen Finanz- oder ln- vestorenmärkten oder im Zusammenhang mit der Kotierung der Aktien an inländi- schen oder an ausländischen Börsen; o- der	(c) for the purpose of broadening the shareholder constituency in certain financial or investor markets or in connection with the listing of new shares on domestic or foreign stock exchanges; or

(d) für nationale und internationale Aktienplat- zierungen zum Zwecke der Erhöhung des Streubesitzes oder zur Einhaltung an- wendbarer Kotierungsvorschriften; oder	(d) for purposes of national and international offerings of shares for the purpose of increasing the free float or to meet applicable listing requirements;

(e) zwecks Beteiligung von strategischen In- vestoren; oder	(e) for purposes of the participation of strategic partners; or

(f) für die Einräumung einer Mehrzutei- lungsopt ion ("greenshoe") an ein oder mehrere Finanzinstitute im Zusammen- hang mit einer Aktienplatzierung; oder	(f) for an over-allotment option ("greenshoe") being granted to one or more financial institutions in connection with an offering of shares; or

(g) für die Beteiligung von Verwaltungsräten, Geschäftsleitungsm itgliedern, Mitarbei- tern, Beauftragten, Beratern der Gesell- schaft oder einer Gruppengesellschaft, o- der anderen Personen, die Dienstleistun- gen an die Gesellschaft oder eine Grup- pengesellschaft erbringen; oder	(g) for the participation of directors, officers, employees, contractors, consultants of, or other persons providing services to the Company or a group company; or

(h) um Kapital auf eine schnelle und flexible Weise zu beschaffen, welche ohne den Ausschluss der Bezugsrechte der beste- henden Aktionäre nur schwer möglich wäre.	(h) for raising capital in a fast and flexible manner which could only be achieved with great difficulty without exclusion of the pre-emptive rights of the existing shareholders.

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5 Zeichnung und Erwerb der neuen Aktien sowie jede nachfolgende Übertragung der Aktien un- terliegen den Beschränkungen von Artikel 6 die- ser Statuten.	[5] The subscription and acquisition of the new shares as well as any subsequent transfer of the shares shall be subject to the restrictions pursuant to Article 6 of these articles of association.

Artikel4b Bedingtes Kapital	Article 4b Conditional Share Capital

1 Das Aktienkapital kann sich um höchstens CHF 592'004.50 erhöhen:	1 The share capital may be increased in an amount not to exceed CHF 592'004.50:

(a) bis zu einem Betrag von CHF 352'692 durch Ausgabe von höchstens 7'053'840 voll zu liberierenden Namenaktien im Nennwert von je CHF 0.05 im Zusammen- hang mit der Ausübung von Wandel-, Op- tions-, Tausch-, Bezugs-,oder ähnlichen Rechten auf den Bezug von Aktien (die Rechte), welche Dritten oder Aktionären in Zusammenhang mit neuen oder bereits begebenen Anleihen (inklusive Wandel- oder Optionsanleihen) , Optionen, War- rants, anderen Finanzierungsinstrumen - ten oder vertraglichen Verpflichtungen , die von der Gesellschaft oder einer ihrer Konzerngesellschaften gewährt wurden o-der gewährt werden (die mit Rechten verbundenen Obligationen) ; und	(a) up to an amount of CHF 352,692 by the issuance of up to 7,053,840 fully paid-in registered shares with a nominal value of CHF 0.05 each in connection with the exercise of conversion, option, exchange, warrant or similar rights for the subscription of shares (the Rights) granted to third parties or shareholders in connection with bonds (including convertible bonds and bonds with options), options, warrants, notes, other securities or contractual obligations newly or already issued or granted by the Company or one of its group companies (the Rights-Bearing Obligations); and

(b) bis zu einem Betrag von CHF 239'312 .50 durch Ausgabe von höchstens 4'786'250 voll zu liberierenden Namenaktien im Nennwert von je CHF 0.05 im Zusammen- hang mit der Ausgabe von Aktien oder mit Rechten verbundenen Obligationen an Mitglieder des Verwaltungsrates , Mitglie- der der Geschäftsleitung , Arbeitnehmer, Beauftragte, Berater oder andere Perso- nen, die für die Gesellschaft oder eine Konzerngesellschaft Dienstleistungen er- bringen.	(b) up to an amount of CHF 239'312.50 by the issuance of up to 4'786'250 fully paid-in registered shares with a nominal value of CHF 0.05 each in connection with the issuance of shares or Rights-Bearing Obligations granted to the members of the Board of Directors, members of executive management, employees, contractors, consultants or other persons providing services to the Company or one of its group companies.

[2] Bei der Ausgabe von mit Rechten verbutnde- nen Obligationen durch die Gesellschaft oder ei- ner ihrer Konzerngesellschaften ist das Bezugs- recht der Aktionäre ausgeschlossen. Zum Bezug der neuen Aktien,die bei der Ausübung von mit Rechten verbundenen Obligationen ausgegeben werden , sind die jeweiligen Inhaber der mit Rechten verbundenen Obligationen berechtigt. Die Bedingungen der mit Rechten verbundenen Obligationen sind durch den Verwaltungsrat festzulegen .	[2] The pre-emptive rights of the shareholders shall be excluded in connection with the issuance( of any Rights-Bearing Obligations by the Company or any of its group companies. The then-current owners of such Right-Bearing Obligations shall be entitled to subscribe for the new shares issued upon conversion, exchange, or exercise of the Rights-Bearing Obligations. The conditions of the Rights-Bearing Obligations shall be determined by the Board of Directors.

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[3] Der Verwaltungsrat ist ermächtigt, bei der Aus- gabe von mit Rechten verbundenen Obligatio- nen durch die Gesellschaft oder einer ihrer Kon- zerngesellschaften das Vorwegze ichnungsrecht der Aktionäre zu beschränken oder aufzuheben, falls solche mit Rechten verbunden Obligatio- nen:	[3] The Board of Directors shall be authorized to restrict or deny the advance subscription rights of shareholders In connection with the issuance by the Company or one of its group companies of Rights-Bearing Obligations if:

(a) zum Zwecke der Finanzierung oder Refi- nanzierung der Übernahme von Unter- nehmen, Unternehmensteilen oder Beteili- gungen oder für neue Investitionsvo rha- ben ausgegeben werden ; oder	(a) such issuances are for the purpose of financing or refinancing the acquisition of an enterprise, parts of an enterprise, or participations or for new investment projects; or

(b) an strategische Investoren ausgegeben werden; oder	(b) such instruments are issued to strategic investors; or

(c) auf den nationalen oder internationalen Kapitalmärkten oder im Rahmen einer Pri- vatplatzierung emittiert werden.	(c) such instruments are issued on national or international capital markets or through a private placement.

4 Wird das Vorwegzeichnungsrecht durch Be- schluss des Verwa ltungsrates weder direkt noch indirekt gewährt, gilt Folgendes :	[4] If advance subscription rights are neither granted directly or indirectly by the Board of Directors, the following shall apply:

(a) Die mit Rechten verbundenen Obli:gatio- nen sind zu den jeweils marktüblichen Be- dingungen auszugeben oder einzugehen; und	(a) The Rights-Bearing Obligations shall be issued or entered into at market conditions; and

(b) der Umwandlungs- , Tausch- oder sons- tige Ausübungspreis der mit Rechten ver- bundenen Obligationen ist unter Berücksichtigung des Marktpreises im Zeitpunkt der Ausgabe der mit Rechten verbundenenObligationenfestzusetzen; und	(b) the conversion, exchange or exercise price of the Rights-Bearing Obligations shall be set with reference to the market conditions prevailing at the date on which the Rights-Bearing Obligations are issued; and

(c) die mit Rechten verbundenen Obligatio- nen sind höchstens während 30 Jahren ab dem jeweiligen Zeitpunkt der betreffen-den Ausgabe oder des betreffenden Ab- schlusses wandel -, tausch- oder aus- übbar.	(c) the Rights-Bearing Obligations may be converted, exchanged or exercised during a maximum period of 30 years from the date of the relevant issuance or entry.

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5 Bei der Ausgabe von Aktien oder mit Rechten verbundenen Obligationen gernäss Art. 4b Ab- satz 1{b) dieser Statuten, sind das Bezugsrecht wie auch das Vorwegzeichnungsrecht der Akti- onäre der Gesellschaft ausgesch lossen. Die Ausgabe von Aktien oder mit Rechten verbunde- nen Obligationen an die in Art. 4b Absatz 1{b) dieser Statuten genannten Personen erfolgt gernäss einem oder mehreren Beteiligungs- plänen der Gesellschaft. Die Ausgabe von Ak- tien an die in Art. 4b Absatz 1(b) dieser Statuten genannten Personen kann zu einem Preis erfol- gen, der unter dem Kurs der Börse liegt, an der die Aktien gehandelt werden, muss aber min- destens zum Nennwert erfolgen.	[5] The pre-emptive rights and advance subscription rights of the shareholders shall be excluded in connection with the issuance of any Shares or Rights-Bearing Obligations pursuant to Art. 4b para 1(b) of these Articles of Association. Shares or Rights-Bearing Obligations shall be issued to any of the persons referred to in Art. 4b para 1(b) of these Articles of Association in accordance with one or more benefit or incentive plans of the Company. Shares may be issued to any of the persons referred to in Art. 4b para 1(b) of these Articles of Association at a price lower than the current market price quoted on the stock exchange on which the Shares are traded, but at least at par value.

6 Die neuen Aktien, welche über die Ausübung von mit Rechten verbundenen Obligationen er- worben werden, unterliegen den Beschränkun- gen gernäss Artikel 6 dieser Statuten.	[6] The new shares acquired through the exercise of Rights Bearing Obligations shall be subject to the limitations pursuant to Article 6 of these Articles of Association.

Artikel 5 Aktienzertifikate und Bucheffekten	Article 5 Share Certificates and Intermediated Securities

[1] Die Gesellschaft gibt ihre Namenaktien in Form von Einzelurkunden, Globalurkunden oder Wert- rechten aus. Der Gesellschaft steht es im Rah- men der gesetzlichen Vorgaben frei, ihre in einer dieser Formen ausgegebenen Namenaktien je- derzeit und ohne Zustimmung der Aktionäre in eine andere Form umzuwandeln. Die Gesell- schaft trägt dafür die Kosten.	[1] The Company may issue its registered shares in the form of single certificates, global certificates and uncertificated securities. Subject to applicable law, the Company may convert its registered shares from one form into another form at any time and without the approval of the shareholders. The Company shall bear the cost associated with any such conversion.

2 Ein Aktionär hat keinen Anspruch auf Um- wandlung von in bestimmter Form ausgegebe- nen Namenaktien in eine andere Form . Jeder Aktionär kann jedoch von der Gesellschaft jeder- zeit die Ausstellung einer Bescheinigung über die von ihm gernäss Aktienbuch gehaltenen Na- menaktien verlangen.	[2] A shareholder has no right to request a conversion of the registered shares issued in one form into another form. Each shareholder may, however, at any time request from the Company a written confirmation of the registered shares held by such shareholder, as reflected in the share register.

3 Bucheffekten, denen Namenaktien der Gesell- schaft zugrunde liegen , können nicht durch Zes- sion übertragen werden. An diesen Bucheffek- ten können auch keine Sicherheiten durch Zes- sion bestellt werden .	[3] Intermediated securities based on registered shares of the Company cannot be transferred by way of assignment. A security interest in any such intermediated securities also cannot be granted by way of assignment.

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Artikel 6 Aktienbuch, Eintragungsbeschränkungen, Nomi- nees	Article 6 Share Register, Restrictions on Registration, Nominees

[1] Die Gesellschaft oder ein von ihr beauftragter Dritter führt für die Namenaktien ein Aktienbuch, in welches die Eigentümer und Nutzniesser mit Name und Vorname (bei juristischen Personen die Firma), Adresse und Staatsangehörigkeit (bei juristischen Personen der Sitz) eingetragen werden. Wechselt eine im Aktienbuc h eingetra- gene Person ihre Adresse, so hat sie dies dem Aktienbuchführer mitzuteilen. Solange dies nicht geschehen ist, gelten alle brieflichen Mitteilun- gen der Gesellschaft an die im Aktienbuch ein- getragenen Personen als rechtsgültig an die bis- her im Aktienbuch eingetragene Adresse erfolgt.	[1] The Company shall maintain, itself or through a third party, a share register for the registered shares that lists the surname and first name (the name of the company in case of a legal entity), the address and nationality (the registered office in case of a legal entity) of the shareholders or usufructuaries. A person registered in the share register shall notify the share registrar of any change in address. Until such notification shall have occurred, all written communication from the Company to persons registered in the share register shall be deemed to have validly been made if sent to the address recorded in the share register.

2 Erwerber von Namenaktien werden auf Ge- such als Aktionäre mit Stimmrecht im Aktien- buch eingetragen, falls sie ausdrücklich erklä- ren, diese Namenaktien im eigenen Namen und für eigene Rechnung erworben zu haben.	[2] Persons acquiring registered shares shall be registered in the share register as shareholders with voting rights upon their request if they expressly declare to have acquired these registered shares in their own name and for their own account.

3 Der Verwaltungsrat kann einzelne Personen, die im Eintragungsgesuch nicht ausdrück lich er- klären, die Namenaktien für eigene Rechnung zu halten, als Nominees mit Stimmrecht im Ak- tienbuch eintragen .	[6] The Board of Directors may register individual persons who do not expressly declare in their registration application to hold the registered shares for their own account as nominees with voting rights.

[7] Der Verwa ltungsrat kann nach Anhörung des eingetragenen Aktionärs oder Nominees dessen Eintragung im Aktienbuch mit Rückwirkung auf das Datum der Eintragung streichen, wenn diese durch falsche oder irreführende Angaben zustande gekommen ist. Der Betroffene muss über die Streichung sofort informiert werden.	[7] After hearing the registered shareholder or Nominee, the Board of Directors may cancel its registration in the share register with retroactive effect as of the date of registration if such registration was made based on false or misleading information. The relevant shareholder or Nominee shall be promptly informed of the cancellation.

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[8] Der Verwaltungsrat regelt die Einzelheiten und trifft die zur Einhaltung der vorstehenden Best- immungen notwendigen Anordnungen. Der Ver- waltungsrat kann seine Aufgaben delegieren .	[8] The Board of Directors shall regulate all details and issue the instructions necessary to ensure compliance with the preceding provisions. The Board of Directors may delegate its duties.

[9] Ein Erwerber von Aktien der Gesellschaft ist nicht zu einem öffentlichen Kaufangebot nach den Art. 135 und 163 des Bundesgesetzes über die Finanzmarktinfrastrukturen und das Markt- verhalten im Effekten- und Derivatehandel ver- pflichtet.	[9] The acquirer of shares of the Company is not obliged to make a public offer pursuant to article 135 and 163 of the Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading.

Artikel 7 Rechtsausübung	Article 7 Exercise of Rights

[1] Die Gesellschaft anerkennt nur einen Vertreter pro Aktie.	[1] The Company shall only accept one representative per share.

[2] Das Stimmrecht und die damit zusammenhän- genden Rechte können der Gesellschaft gegen- über von einem Aktionär, Nutzniesser oder No- minee jeweils nur in dem Umfang ausgeübt wer- den, wie dieser mit Stimmrecht im Aktienbuch eingetragen ist.	[2] The voting right and the rights associated therewith may be exercised vis-à-vis the Company by a shareholder, usufructuary or Nominee only to the extent that such person is registered in the share register with voting rights.

III. Organe	Ill. Corporate Bodies
A. Die Generalversammlung	A. The General Meeting of Shareholders

Artikel 8 Befugnisse der Generalversammlung	Article 8 Powers of the General Meeting of Shareholders

[1] Die Generalversammlung der Aktionäre ist das oberste Organ der Gesellschaft.	[1] The General Meeting of Shareholders is the supreme corporate body of the Company.

[2] Der Generalversammlung stehen folgende un- übertragbare Befugnisse zu:	[2] The General Meeting of Shareholders shall have the following inalienable powers:

1. die Festsetzung und Änderung dieser Sta- tuten;	1. the adoption and amendment of these articles of association;

2. die Wahl der Mitglieder des Verwaltungs- rates, des Präsidenten des Verwaltungs- rates und der Mitglieder des Vergütungs- ausschusses;	2. the election of the members of the Board of Directors, the Chairman of the Board of Directors and the members of the Compensation Committee;

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3. die Wahl der Revisionsstelle;	3. the election of the Auditors;

4. die Wahl des unabhängigen Stimmrechts- vertreters;	4. the election of the independent voting rights representative;
5. die Genehmigung des Lageberichtes und der Konzernrechnung;	5. the approval of the management report and the consolidated financial statements;

6. die Genehmigung der Jahresrechnung so- wie die Beschlussfassung über die Ver- wendung des Bilanzgewinnes, insbeson- dere die Festsetzung der Dividende und der Tantieme;	6. the approval of the annual financial statements as well as the resolution on the appropriation of profit shown on the balance sheet, in particular the determination of dividends and of profit sharing by directors;

7. die Entlastung der Mitglieder des Verwal- tungsrates und mit der Geschäftsführung betrauten Personen;	7. the discharge from liability of the members of the Board of Directors and the persons entrusted with management;

8. die Genehmigung der Vergütunge·n des Verwaltungsrates und der Geschäftslei- tung gernäss Artikel 26 dieser Statuten; und	8. the approval of the compensation of the Board of Directors and of the Executive Management pursuant to article 26 of these articles of association; and

9. die Beschlussfassung über die Gegen- stände, die der Generalversammlung durch das Gesetz oder die Statuten vor- behalten sind oder ihr, vorbehält lieh Arti- kel 716a OR, durch den Verwa ltungsrat vorgelegt werden.	9. the adoption of resolutions on matters that are reserved to the General Meeting of Shareholders by law or these articles of association or that are, subject to article 716a CO, submitted to the General Meeting of Shareholders by the Board of Directors.

Artikel 9 Ordentliche und ausserordentliche Generalver-sammlungen	Article 9 Ordinary and Extraordinary General Meetings of Shareholders

[1] Die ordentliche Generalversammlung findet all- jährlich innerhalb von sechs Monaten nach Schluss des Geschäftsjahres der Gesellschaft statt.	[1] The Ordinary General Meeting of Shareholders shall be held each year within six months after the close of the financial year of the Company.

[2] Ausserordentl iche Generalversammlungen fin- den statt, sofern	[2] Extraordinary General Meetings of Shareholders shall be held if

(a) der Verwaltungsrat oder die Revisüons- stelle es für angezeigt erachten;	(a) the Board of Directors or the Auditors deem it necessary;

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(b) es eine Generalversamm lung beschliesst; oder	(b) so resolved by a General Meeting of Shareholders; or

(c) Aktionäre, die alleine oder zusammen mindestens 10 Prozent des Aktienkapitals vertreten, dies gemeinsam schriftlich un- ter Angabe des Verhandlungsgegenstan- des und des Antrages, und bei Wahlen der Namen der vorgeschlagenen Kandi- daten, verlangen.	(c) shareholders who hold, alone or together, shares representing at least 10 percent of the share capital so request in writing, indicating the matters to be discussed and the corresponding proposals and, in case of elections, the names of the proposed candidates.

Artikel 10 Einberufung	Article 10 Notice

[1] Die Generalversammlung wird durch den Ver- waltungsrat, nötigenfalls die Revisionsstelle, spätestens 20 Kalendertag vor dem Tag der Versammlung einberufen. Das Einberufungs- recht steht auch den Liquidatoren und Vertretern der Anleihensgläubiger zu.	[1] Notice of a General Meeting of Shareholders shall be given by the Board of Directors or, if necessary, by the Auditors, no later than 20 calendar days prior to the date of the meeting. Liquidators and representatives of bondholders are also entitled to call a General Meeting of Shareholders.

[2] Die Einberufung zur Generalversammlung er- folgt durch einmalige Bekanntmachung im Publi- kationsorgan der Gesellschaft gernäss Artikel 36 dieser Statuten. Eingetragene Aktionäre können überdies schriftlich orientiert werden.	[2] Notice of the General Meeting of Shareholders shall be given by way of a one-time announcement in the official means of publication of the Company pursuant to article 36 of these articles of association. Registered shareholders may in addition be notified in writing.

[3] Spätestens 20 Kalendertage vor der ordentli- chen Generalversammlung sind der Geschäfts- bericht, der Vergütungsbericht und die Revisi- onsberichte den Aktionären am Sitz der Gesell- schaft zur Einsicht aufzulegen. Eingetragene Ak- tionäre sind darüber in der Einberufung schrift- lich zu orientieren.	[3] The management report, the compensation report and the auditors' reports shall be made available for inspection by the shareholders at the registered office of the Company no later than 20 calendar days prior to the Annual General Meeting of Shareholders. Registered shareholders shall be notified about this in writing in the notice of the General Meeting of Shareholders.

[4] Die Einberufung muss die Verhandlungsge- genstände sowie die Anträge des Verwanungs- rates und des oder der Aktionäre, welche die Durchführung einer Generalversammlung oder die Traktandierung eines Verhandlungsgegen- standes verlangt haben, und bei Wahlgeschäf- ten die Namen der zur Wahl vorgeschlagenen Kandidaten enthalten.	[4] The notice of a General Meeting of Shareholders shall specify the items on the agenda as well as the proposals of the Board of Directors and the shareholder(s) who requested that a General Meeting of Shareholders be held or an item be included on the agenda and, in the event of elections, the names of the nominated candidates.

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Artikel 11 Traktandierung	Article 11 Agenda

[1] Aktionäre, die alleine oder zusammen entwe- der Aktien im Nennwert von mindestens CHF 1'000'000 oder in Höhe von mindestens 10 Prozent des Aktienkapitals vertreten, können die Traktandierung eines Verhand lungsgegenstan- des verlangen. Die Traktandierung muss min- destens 45 Kalendertage vor der Versammlung schriftlich unter Angabe des Verhandlungsge- genstandes und der Anträge der Aktionäre an- begehrt werden .	[1] Shareholders who, alone or together, either hold shares with a par value of at least CHF 1,000,000 or which represent at least 10 per cent of the share capital may request that an item be included on the agenda. Such request must be made in writing at least 45 calendar days prior to the General Meeting of Shareholders, specifying the agenda item and the proposals of the shareholders.

2 Über Anträge zu nicht gehörig angekündigten Verhandlungsgegenständen kann die General- versammlung keine Beschlüsse fassen; ausge- nommen sind hiervon jedoch an einer General- versammlung gestellte Anträge auf Einberufung einer ausserordentlichen Generalversammlung oder auf Durchführung einer Sonderprüfung.	[2] No resolutions may be passed at a General Meeting of Shareholders on proposals concerning agenda items for which proper notice was not given. This provision shall not apply, however, to proposals made during a General Meeting of Shareholders to convene an Extraordinary General Meeting of Shareholders or to initiate a special audit.

3 Zur Stellung von Anträgen im Rahmen der Ver- handlungsgegenständeund zu Verhandlungen ohne Beschlussfassung bedarf es keiner vor- gängigen Ankündigung.	[3] No prior notice is required to bring motions related to items already on the agenda or for the discussion of matters on which no resolution is to be taken.

Artikel 12 Vorsitz der Generalversammlung, Stimmenzäh- ler, Protokoll	Article 12 Chairman, Vote Counters, Minutes

1 Der Präsident des Verwaltungsrates führt den Vorsitz in der Generalversammlung. Bei seiner Abwesenheit führt der Vizepräsident des Ver- waltungsrates, ein anderes Mitglied oder eine vom Verwaltungsrat bezeichnete Person den Vorsitz. Steht kein Mitglied des Verwaltungsra- tes zur Verfügung und hat der Verwaltungsrat keinen Vertreter bezeichnet, so wird der Vorsit- zende von der Generalversammlung gewählt.	1 The Chairman of the Board of Directors shall chair the General Meeting. In his absence, the Vice-Chairman of the Board of Directors, another member or a person designated by the Board of Directors shall chair the General Meeting of Shareholders. If no member of the Board of Directors is available and no other person has been designated by the Board of Directors, the acting chair shall be elected by the General Meeting of Shareholders.

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2 Der Vorsitzende der Generalversammlung be- zeichnet einen Protokollführer und die Stimmen- zähler ,die alle nicht Aktionäre sein müssen. Das Protokoll ist vom Vorsitzenden und vom Proto- kollführer zu unterzeichnen.	[2] The acting chair of the General Meeting of Shareholders shall appoint the secretary and the vote counters, none of whom need be shareholders. The minutes shall be signed by the acting chair of the General Meeting of Shareholders and the secretary.
[3] Der Vorsitzende der Generalversammlung hat sämtliche Leitungsbefugnisse , die für die ord- nungsgernässe Durchführung der Generalver- sammlung nötig und angemessen sind.	[3] The acting chair of the General Meeting of Shareholders shall have all powers and authority necessary and appropriate to ensure the orderly conduct of the General Meeting of Shareholders.

Artikel13 Stimmrecht, Vertretung	Article 13 Voting Rights, Representation

[1] Jede Aktie berechtigt zu einer Stimme. Das Stimmrecht untersteht den Bedingungen von Ar- tikel 6 und 7 dieser Statuten.	[1] Each share shall convey the right to one vote. The voting rights are subject to the conditions of Articles 6 and 7 of these articles of association.

[2] Der Verwaltungsrat erlässt die Verfahrensvor- schriften über die Teilnahme und Vertret,ung an der Generalversammlung und regelt die Anfor- derungen an Vollmachten und Weisungen. Ein Aktionär kann sich an der Generalversammlung nur durch den unabhängigen Stimmrechtsvertre- ter, seinen gesetzlichen Vertreter oder mittels schriftlicher Vollmacht durch einen anderen Be- vollmächtigten, der nicht Aktionär zu sein braucht, vertreten lassen. Alle von einem Aktio- när gehaltenen Aktien können nur von einer Per- son vertreten werden.	[2] The Board of Directors shall issue the rules regarding the participation in and representation at the General Meeting of Shareholders and determine the requirements as to proxies and instructions. A shareholder may only be represented at the General Meeting of Shareholders by the independent voting rights representative, its legal representative or, by means of a written proxy by another proxy holder who need not be a shareholder. All shares held by a shareholder may only be represented by one person.

[3] Die Generalversammlung wählt den unabhän- gigen Stimmrechtsvertreter für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich.	[3] The General Meeting of Shareholders shall elect the independent voting rights representative for a term of office until completion of the next Annual General Meeting of Shareholders. Re-election is possible.

[4] Hat die Gesellschaft keinen unabhängigen Stimmrechtsvertreter, wird dieser für die nächste Generalversammlung vom Verwaltungsrat be- zeichnet.	[4] If the Company does not have an independent voting rights representative, the Board of Directors shall appoint the independent voting rights representative for the next General Meeting of Shareholders.

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Artikel14 Beschlüsse, Wahlen	Article 14 Resolutions, Elections

[1] Die Generalversammlung beschliesst und wählt mit der absoluten Mehrheit der vertretenen Stimmen, soweit es das Gesetz oder diese Sta- tuten nicht anders bestimmen.	[1] The General Meeting of Shareholders shall pass its resolutions and adopt its elections by the absolute majority of the votes represented, unless required otherwise by law or these articles of association.

[2] Ein Beschluss der Generalversammlung, der mindestens zwei Drittel der vertretenen Stimmen und die absolute Mehrheit der vertretenen Ak- tiennennwerte auf sich vereinigt, ist erforderlich für:	[2] Two-thirds of the votes represented and the absolute majority of the nominal value of shares represented shall be required for the General Meeting of Shareholders to adopt resolutions on the following matters:

1. die Änderung des Gesellschaftszweckes;	1. the modification of the purpose of the Company;

2. die Einführung und Aufhebung von Stimmrechtsaktien;	2. the creation and cancellation of shares with privileged voting rights;

3. die Beschränkung der Übertragbarkeit von Namenaktien und die Aufhebung ei- ner solchen Beschränkung;	3. the restriction on the transferability of registered shares and the cancellation of such a restriction;

4. eine genehmigte oder eine beding1te Kapi- talerhöhung;	4. an authorized or conditional increase in share capital;

5. die Kapitalerhöhung aus Eigenkapital, ge- gen Sacheinlage oder zwecks Sachüber- nahme und die Gewährung von besonde- ren Vorteilen;	5. an increase in share capital through the conversion of equity surplus, against contributions in kind or for purposes of an acquisition of assets, or the granting of special benefits;

6. die Einschränkung oder Aufhebung des Bezugsrechtes;	6. the limitation on or withdrawal of preemptive rights;

7. die Verlegung des Sitzes der Gesell- schaft; und	7. the relocation of the registered office of the Company; and

8. die Auflösung der Gesellschaft.	8. the dissolution of the Company.

[3] Die Abstimmungen und Wahlen erfolgen offen, es sei denn, dass die Generalversammlung schriftliche oder elektronische Abstimmung res- pektive Wahl beschliesst oder der Vorsitzende dies anordnet. Der Vorsitzende kann eine Ab- stimmung oder Wahl jederzeit wiederholen las- sen, sofern nach seiner Meinung Zweifel am Ab- stimmungsergebnis bestehen; in diesem Fall gilt die vorausgegangene Abstimmung oder Wahl als nicht geschehen.	[3] Resolutions and elections shall be taken openly, unless a secret ballot or electronic voting is resolved by the General Meeting of Shareholders or is ordered by the acting chair. The acting chair may at any time order that a resolution or election be repeated if he considers the vote to be in doubt. The resolution or election previously held shall then be deemed to have not taken place.

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[4] Kommt im ersten Wahlgang eine Wahl nicht zustande und steht mehr als ein Kandidat zur Wahl, ordnet der Vorsitzende einen zweiten Wahlgang an, in dem das relative Mehr ent- scheidet.	[4] If the first vote fails to result in an election and more than one candidate is standing for election, the acting chair shall order a second vote in which a relative majority shall be decisive.

B. Der Verwaltungsrat	B. The Board of Directors

Artikel 15 Anzahl Verwaltungsräte	Article 15 Number of Directors

1 Der Verwaltungsrat besteht aus mindestens drei und höchstens 12 Mitgliedern.	[1] The Board of Directors shall consist of not less than three and no more than 12 members.

2 Jede Aktionärskategorie hat Anspruch auf Wahl eines Vertreters in den Verwaltungsrat	[2] Each share class is entitled to elect one representative to the Board of Directors.

Artikel 16 Wahl und Amtsdauer	Article 16 Term of Office

[1] Die Generalversammlung wählt die Mitglieder des Verwaltungsrates und den Präsidenten des Verwaltungsrates einzeln für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Gene- ralversammlung. Wiederwahl ist möglich.	[1] The General Meeting of Shareholders shall elect the members of the Board of Directors and the Chairman of the Board of Directors individually and for a term of office until the completion of the next Annual General Meeting of Shareholders. Re-election is possible.

[2] Ist das Präsidium des Verwaltungsrates va- kant, bezeichnet der Verwaltungsrat bis zum Ab- schluss der nächsten ordentlichen Generalver- sammlung aus seiner Mitte einen Präsidenten.	[2] If the office of the Chairman of the Board of Directors is vacant, the Board of Directors shall appoint a new Chairman from among its members for a term of office extending until completion of the next Annual General Meeting of Shareholders.

Artikel 17 Organisation des Verwaltungsrates	Article 17 Organization of the Board of Directors

[1] Vorbehältlieh der Wahl des Präsidenten und der Mitglieder des Vergütungsausschusses durch die Generalversammlung konstituiert sich der Verwaltungsrat selbst. Der Verwaltungsrat kann einen oder mehrere Vizepräsidenten wäh- len. Er bezeichnet ferner einen Sekretär, der nicht Mitglied des Verwaltungsrates sein muss.	[1] Except for the election of the Chairman of the Board of Directors and the members of the Compensation Committee by the General Meeting of Shareholders, the Board of Directors shall constitute itself. The Board of Directors may elect one or several Vice-Chairmen. The Board of Directors shall further appoint a secretary who need not be member of the Board of Directors.

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[2] Der Verwaltungsrat ordnet im Übrigen und vor- behältlieh Artikel 19 ff. dieser Statuten seine Or- ganisation und Beschlussfassung durch ein Or- ganisationsreglement.	[2] Subject to Article 19 et seq. of these articles of association, the Board of Directors shall regulate its organization and the adoption of resolutions in the organizational regulations.

Artikel 18 Ersatz der Auslagen, Schadloshaltung	Article 18 Reimbursement of Expenses, Indemnification

[1] Die Mitglieder des Verwaltungsrates haben An- spruch auf Ersatz sämtlicher ihrer im Interesse der Gesellschaft aufgewendeten Auslagen .	[1] The members of the Board of Directors shall be entitled to the reimbursement of all expenses incurred in the interest of the Company.

[2] Soweit gesetzlich zulässig, hält die Gesell- schaft aktuelle und ehemalige Mitglieder des Verwaltungsrates und der Geschäftsleitung so- wie deren Erben, Konkurs- oder Nachlassmas- sen aus Gesellschaftsmitte ln für Schäden, Ver- luste und Kosten aus drohenden, hängigen oder abgeschlossenen Klagen, Verfahren oder Unter- suchungen zivil-, straf- oder verwa ltungsrechtli- cher oder anderer Natur schadlos, welche ihnen oder ihren Erben, Konkurs- oder Nachlassmas- sen entstehen aufgrund von tatsächlichen oder behaupteten Handlungen, Zustimmungen oder Unterlassungen im Zusammenhang mit der Aus- übung ihrer Pflichten oder behaupteten Pflichten oder aufgrundder Tatsache, dass sie Mitglied des Verwaltu ngsrates oder der Geschäftsleitung der Gesellschaft sind oder waren oder auf Auf- forderung der Gesellschaft als Mitglied des Ver- waltungsrates , der Geschäftsleitung oder als Ar- beitnehmer oder Agent eines anderen Unterneh- mens, einer anderen Gesellschaft, einer nicht- rechtsfähigen Personengesellschaft oder eines Trusts sind oder waren. Diese Pflicht zur Schad- loshaltungbesteht nicht, soweit in einem endgül- tigen, nicht weiterzie hbaren Entscheid eines zu- ständigen Gerichts bzw. einer zuständigen Ver- waltungsbehörde entschieden worden ist, dass eine der genannten Personen ihre Pflichten als Mitglied des Verwaltungsrates oder der Ge- schäftsleitung absichtlich oder grobfahrlässig verletzt hat.	[2] The Company shall indemnify and hold harmless, to the extent permitted by law, the existing and former members of the Board of Directors and Executive Management, and their heirs, executors and administrators, out of the assets of the Company from and against all threatened, pending or completed actions, suits or proceedings — whether civil, criminal, administrative or investigative — and all costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done or alleged to be done, concurred or alleged to be concurred in or omitted or alleged to be omitted in or about the execution of their duty, or alleged duty, or by reason of the fact that he is or was a member of the Board of Director or Executive Management of the Company, or while serving as a member of the Board of Directors or Executive Management of the Company is or was serving at the request of the Company as a director, member of the executive management, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; provided, however, that this indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree of a court or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of his statutory duties as a member of the Board of Director or Executive Management.

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[3] Ohne den vorangehenden Absatz 2 dieses Ar- tikels 18 einzuschränken, bevorschusst die Ge- sellschaft aktuellen oder ehemaligen Mitgliedern des Verwaltungsrates und der Geschäftsleitung Gerichts- und Anwaltskosten. Die Gesellschaft kann solche Vorschüsse zurückfordern, wenn ein zuständiges Gericht oder eine zuständige Verwaltungsbehörde in einem endgültigen, nicht weiterziehbaren Urteil bzw. Entscheid zum Schluss kommt, dass eine der genannten Perso- nen ihre Pflichten als Mitglied des Verwaltungs- rates oder der Geschäftsleitung absichtlich oder grobfahrlässig verletzt hat.	[3] Without limiting the foregoing paragraph 2 of this Article 18, the Company shall advance court costs and attorneys' fees to the existing and former members of the Board of Directors and Executive Management. The Company may however recover such advanced costs if any of said persons is found, in a final judgment or decree of a court or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of his statutory duties as a member of the Board of Directors or Executive Management.

Artikel 19 Einberufung, Besch/ussfassung, Protokoll	Article 19 Convening of Meetings, Resolutions, Minutes

1 Sitzungen des Verwaltungsrates werden vom Präsidenten oder im Falle seiner Verhinderung vom Vizepräsidenten oder einem anderen Mit- glied des Verwaltungsrates einberufen, so oft dies als notwendig erscheint oder wenn ein Mit- glied es schriftlich unter Angabe der Gründe ver- langt.	[1] The Board of Directors shall meet at the invitation of its Chairman or, failing him, of the Vice-Chairman or of another member of the Board of Directors as often as the business of the Company shall require or if a member requests it in writing indicating the reasons.

2 Sofern das vom Verwaltungsrat erlassene Or- ganisationsreglement nichts anderes festlegt, ist zur Beschlussfähigkeit des Verwaltungsrates die Anwesenheit der Mehrheit seiner Mitglieder er- forderlich. Kein Präsenzquorum ist erforderlich für die Anpassungs- und Feststellungsbe- schlüsse des Verwaltungsrates im Zusammen- hang mit Kapitalerhöhungen oder daraus fol- gende Statutenänderungen.	[2] Except as otherwise set forth in the organizational regulations, the Board of Directors shall only have a quorum if the majority of the members of the Board of Directors is present. No attendance quorum shall be required for resolutions of the Board of Directors providing for the amendment and confirmation of a capital increase or for the amendment of the articles of association in connection therewith.

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[3] Der Verwaltungsrat fasst seine Beschlüsse mit der Mehrheit der abgegebenen Stimmen. Der Vorsitzende hat den Stichentscheid.	[3] The Board of Directors shall adopt its resolutions by a majority of votes cast. In the case of a tie, the acting chair shall have the casting vote.

[4] Beschlüsse können auch auf schriftlichem Weg gefasst werden, sofern nicht ein Mitglied mündli- che Beratung verlangt.	[4] Resolutions may also be adopted by way of written consent, unless a member shall request discussion thereof.

[5] Die Beschlüsse sind in einem Protokoll festzu- halten, das vom Vorsitzenden und dem Sekretär zu unterzeichnen ist.	[5] The decisions of the Board of Directors shall be recorded in minutes to be signed by the acting chair and the secretary.

Artikel 20 Befugnisse des Verwaltungsrates	Article 20 Powers of the Board of Directors

[1] Der Verwaltungsrat kann in allen Ange legen- heiten Beschluss fassen, die nicht nach Gesetz, Statuten oder Reglement einem anderen Organ der Gesellschaft übertragen sind.	[1] The Board of Directors may pass resolutions with respect to all matters which are not by law, by these articles of association or by regulations delegated to another corporate body of the Company.

[2] Er hat folgende unübertragbare und unentzieh- bare Aufgaben:	[2] It shall have the following non-transferable and inalienable duties:

1. die Oberleitung der Gesellschaft und die Erteilung der nötigen Weisungen;	1. the ultimate management of the Company and the issuance of necessary instructions;

2. die Festlegung der Organisation der Gesell- schaft;	2. the determination of the organization of the Company;

3. die Ausgestaltung des Rechnungswesens, der Finanzkontrolle und der Finanzplanung;	3. the structuring of the accounting system, of the financial controls and the financial planning;

4. die Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung be- trauten Personen und die Regelung der Zeichnungsberechtigung;	4. the appointment and removal of the persons entrusted with management and representation, and issuance of rules on the signature authority;

5. die Oberaufsicht über die mit der Ge- schäftsführung betrauten Personen,na- mentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Wei- sungen;	5. the ultimate supervision of the persons entrusted with the management, in particular in view of compliance with the law, these articles of association, regulations and directives;

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6. die Erstellung des Geschäftsberichtes und des Vergütungsberichtes;	6. the preparation of the business report and the compensation report;

7. die Vorbereitung der Generalversammlung und die Ausführung ihrer Beschlüsse;	7. the preparation of the General Meeting of Shareholders and the implementation of its resolutions;

8. die Beschlussfassung über nachträgliche Leistung von Einlagen auf nicht vollständig liberierte Aktien und daraus folgende Statu- tenänderungen;	8. the adoption of resolutions on the performing of additional contributions to shares of the Company not fully paid in and the corresponding amendments of the articles of association;

9. die Beschlussfassung über die Erhöhung des Aktienkapitals, soweit dies in der Kom- petenz des Verwa ltungsrates liegt, die Feststellung von Kapitalerhöhungen, die Er- stellung des Kapitalerhöhungsberichts und die Vornahme der entsprechenden Statu- tenänderungen (einschliesslich Löschun- gen);	9. the adoption of resolutions on the increase of the share capital to the extent that such power is vested in the Board of Directors, the ascertainment of capital increases, the preparation of the report on the capital increase, and the respective amendments of the articles of association (including deletions);

10. die gernäss Fusionsgesetz unübertragba- ren und unentziehbaren Aufgaben und Be- fugnisse des Verwaltungsrates;	10. the non-transferable duties and powers of the Board of Directors pursuant to the Swiss Merger Act;

11. die Benachrichtigung des Richters im Falle der Überschuldung;	11. the notification of the judge if liabilities exceed assets;

12. andere durch Gesetz oder Statuten dem Verwaltungsrat vorbehaltene Aufgaben und Befugnisse.	12. other powers and duties reserved to the Board of Directors by law or these articles of association.

[3] Im Übrigen kann der Verwaltungsrat die Ge- schäftsführung sowie die Vertretung der Gesell- schaft im Rahmen dieser Statuten durch Erlass eines Organisationsreg lements ganz oder teil- weise an einzelne oder mehrere seiner Mitglie- der oder an Dritte übertragen.	[3] In all other respects, the Board of Directors may delegate in whole or in part the management and the representation of the Company within the framework set by these articles of association and the law to one or several of its members or to third parties by the means of organizational regulations.

C. Der Vergütungsausschuss	C. The Compensation Committee

Artikel 21 Anzahl Mitglieder	Article 21 Number of Members

Der Vergütungsausschuss besteht aus mindes- tens drei Mitgliedern des Verwaltungsrates. Die Mitglieder müssen nicht-exekutiv und unabhän- gig sein.	The Compensation Committee shall consist of no less than three members of the Board of Directors. The members of the Compensation Committee shall be non-executive and independent.

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Artikel 22 Wahl und Amtsdauer	Article 22 Election and Term of Office

[1] Die Generalversammlung wählt die Mitglieder des Vergütungsausschusses einzeln für eine Amtsdauer bis zum Abschluss der nächsten or- dentlichen Generalversammlung . Wiederwahl ist möglich.	[1] The General Meeting of Shareholders shall elect the members of the Compensation Committee individually for a term of office until the completion of the next Annual General Meeting of Shareholders. Re-election is possible.
[2] Scheiden ein oder mehrere Mitglieder aus oder ist der Vergütungsausschuss nicht vollständig besetzt, kann der Verwaltungsrat bis zum Ab- schluss der nächsten ordentlichen Generalver- sammlung aus seiner Mitte Mitglieder bezeich- nen.	[2] If there are vacancies on the Compensation Committee, the Board of Directors may appoint substitute members from among its members for a term of office extending until completion of the next Ordinary General Meeting of Shareholders.

Artikel 23 Organisation des Vergütungsausschusses	Article 23 Organisation of the Compensation Committee

[1] Der Vergütungsausschuss konstituiert sich selbst. Der Verwaltungsrat bezeichnet aus sei- ner Mitte einen Vorsitzenden.	[1] The Compensation Committee shall constitute itself. The Board of Directors shall elect a chairman from among its members.

[2] Im Übrigen erlässt der Verwaltungsrat ein Reg- lement über die Organisation und Beschlussfas- sung des Vergütungsausschusses.	[2] The Board of Directors shall issue regulations establishing the organization and decision-making process of the Compensation Committee.

Artikel 24 Aufgaben und Zuständigkeiten	Article 24 Duties and Powers

[1] Der Vergütungsausschuss unterstützt den Ver- waltungsrat bei der Festsetzung und Überprü- fung der Vergütungspolitik und -richtlinien sowie bei der Vorbereitung der Anträge zuhanden der Generalversammlung betreffend die Vergütung des Verwaltungsrates und der Geschäftsleitung . Er kann dem Verwaltungsrat Vorschläge zu wei- teren Vergütungsfragen unterbreiten.	[1] The Compensation Committee shall support the Board of Directors in establishing and reviewing the compensation strategy and guidelines as well as in preparing the proposals to the General Meeting of Shareholders regarding the compensation of the Board of Directors and the Executive Management. It may submit proposals to the Board of Directors in other compensation-related issues.

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[2] Der Verwaltungsrat legt in einem Reglement fest,für welche Funktionen des Verwaltungsra- tes und der Geschäftsleitung der Vergütungs- ausschuss, gemeinsam mit dem Präsidenten des Verwaltungsrates oder alleine, Vorschläge für die Leistungswerte, Zielwerte und Vergütun-gen der Mitglieder des Verwaltungsrates und der Geschäfts leitung unterbreitet und für welche Funktionen er im Rahmen dieser Statuten und der vom Verwalt ungsrat erlassenen Richtlinien die Leistungswerte, Zielwerte und Vergütungen der Mitglieder des Verwaltungsrates und der Ge- schäftsleitung festsetzt.	[2] The Board of Directors shall determine in regulations for which positions of the Board of Directors and the Executive Management the Compensation Committee, together with the Chairman of the Board of Directors or alone shall submit proposals for the performance metrics, target values and the compensation of the members of the Board of Directors and the Executive Management, and for which positions it shall itself determine, in accordance with these articles of association and the compensation guidelines established by the Board of Directors, the performance metrics, target values and the compensation of the members of the Board of Directors and the Executive Management.

3 Der Verwaltungsrat kann dem Vergütungsaus- schuss weitere Aufgaben zuweisen.	[3] The Board of Directors may delegate further tasks to the Compensation Committee.

D. Die Revisionsstelle	D. The Auditors
Artikel 25	Article 25

1 Die Generalversamm lung wählt die Revisions- stelle für eine Amtsdaue r bis zum Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich.	[1] The General Meeting of Shareholders shall elect the Auditors for a term of office until the completion of the next Ordinary General Meeting of Shareholders. Re-election is possible.
2 Der Revisionsstelle obliegen die ihr vonn Ge-setz zugewiesene n Befugnisse und Pflichten .	[2] The Auditors shall have the powers and duties vested in it by law.

3 Der Verwaltungsrat kann die Revisionsstelle je- derzeit beauftragen, besondere Abklärungen, insbesondere Zwischen revisionen, durchzufüh- ren und darüber Bericht zu erstatten.	[3] The Board of Directors may mandate at any time the Auditors to perform special investigations, in particular interim audits, and to prepare a report on its findings.

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IV. Vergütungen der Mitglieder des Verwal- tungsrates und der Geschäftsleitung	IV. Compensation of the Members of the Board of Directors and the Executive Management

Artikel 26 Genehmigung der Vergütungen durch die Gene- ralversammlung	Article 26 Approval of the Compensation by the General Meeting of Shareholders

[1] Die Generalversammlung genehm igt jä hrlich und separat die Anträge des Verwaltungsrates in Bezug auf die Gesamtbeträge:	[1] The General Meeting of Shareholders shall approve annually and separately the proposals of the Board of Directors in relation to the aggregate amounts of:

1. für die maximale Vergütung des Verwa l- tungsrates für die Dauer bis zur nächsten ordentlichen Generalversammlung;	1. the maximum compensation of the Board of Directors until the completion of the next Annual General Meeting of Shareholders;

2. für die maximale Vergütung der Geschäfts- leitung für das kommende Geschäftsjahr; und	2. the maximum compensation of the Executive Management for the next fiscal year; and

3. allenfalls weitere Vergütungsperioden für bestimmte Vergütungselemente.	3. additional compensation periods for specific compensation elements, if applicable.

[2] Der Verwaltungsrat kann der Generalversamm- lung abweichende oder zusätzliche Anträge in Bezug auf die gleichen oder andere Zeitperio- den zur Genehmigung vorlegen.	[2] The Board of Directors may submit for approval by the General Meeting of Shareholders deviating or additional proposals relating to the same or different periods.

[3] Genehmigt die Generalversammlung einen An- trag des Verwaltungsrates nicht, setzt der Ver- waltungsrat unter Berücksichtigung aller rele- vanten Umstände den entsprechenden (maxi- malen) Gesamtbetrag oder mehrere (maximale) Teilbeträge fest und unterbreitet den oder die so festgesetzten Beträge einer Generalversamm- lung zur Genehmigung.	[3] In the event the General Meeting of Shareholders does not approve a proposal of the Board of Directors, the Board of Directors shall determine, taking into account all relevant factors, the respective (maximum) aggregate amount or (maximum) partial amounts, and submit the amount(s) so determined for approval by a General Meeting of Shareholders.

[4] Die Gesellschaft oder von ihr kontrollierte Ge- sellschaften können Vergütungen vor der Ge- nehmigung durch die Generalversammlung aus- richten, unter Vorbehalt der nachträglichen Ge- nehmigung.	[4] The Company or companies controlled by it may pay or grant compensation prior to approval by the General Meeting of Shareholders subject to subsequent approval.

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Artikel 27 Zusatzbetrag für Veränderungen in der Ge- schäftsleitung	Article 27 Supplementary Amount for Changes to the Executive Management

Reicht der bereits von der Generalversammlung genehmigte maximale Gesamtbetrag der Vergü- tung nicht aus für die Vergütung einer oder meh- rerer Personen,die nach dem Zeitpunkt der Ge- nehmigung der Vergütung der Geschäftsleitung für die massgebende Vergütungsperiode durch die Generalversamm lung Mitglieder der Ge- schäftsleitung werden oder innerhalb der Ge- schäftsleitung befördert werden , sind die Gesell- schaft oder von ihr kontrollierte Unternehmen er- mächtigt, diesem oder diesen Mitgliedern wäh- rend der bereits genehmigten Vergütungsperi-ode(n) einen Zusatzbetrag auszurichten. Als Zu- satzbetrag können die Gesellschaft oder von ihr kontrollierte Gesellschaften jeder solcher Person je relevante Vergütungsperiode für jeden der beiden nachfolgenden Zwecke je einen die Ge- samtjahresvergütung des betreffenden Vorgän- gers bzw. für eine ähnliche vorbestehende Funktion um bis zu 40% übersteigenden Betrag zuteilen oder bezahlen: (1) als Vergütung für die relevante Vergütungsperiode; und zusätzlich (2) zum Ausgleich der Nachteile, die im Zusammen- hang mit dem Stellenwechsel entstehen. Für die Zwecke dieser Bestimmung gilt als Gesamtjah- resvergütung die im jüngsten Vergütungsbericht der Gesellschaft für das vorangehende Ge- schäftsjahr ausgewiesene Gesamtjahresvergü- tung des betreffenden Vorgängers bzw. für eine ähnliche vorbestehende Funktion; für die kurz- fristige und langfristige Leistungs- oder Erfolgs- vergütung ist dabei auf die tatsächlichen Werte oder, sofern höher, die Zielwerte der betreffen- den Vergütungselemente abzustellen, je wie sie im jüngsten Vergütungsbericht der Gesellschaft für das vorangehende Geschäftsjahr ausgewie- sen sind. Die Gesellschaft oder von ihr kontrol- lierte Gesellschaften dürfen gestützt auf die Be- stimmung dieses Artikel 27 je relevante Vergü- tungsperiode keinesfalls an mehr als fünf (5) Personen einen Zusatzbetrag im Rahmen der Maximalwerte gernäss der Bestimmung dieses Artikels 27 zuteilen oder bezahlen.	If the maximum aggregate amount of compensation already approved by the General Meeting of Shareholders is not sufficient to also cover the compensation of one or more persons who become members of the Executive Management or are being promoted within the Executive Management after the General Meeting of Shareholders has approved the compensation of the Executive Management for the relevant period then the Company or companies controlled by it shall be authorized to pay such members a supplementary amount during the compensation period(s) already approved. The Company or companies under its control may grant or pay as supplementary amount to each such person for each relevant compensation period for each of the following two purposes a separate amount of up to 40% in excess of the total annual compensation of the respective predecessor or for a similar preexisting position: (1) as compensation for the relevant compensation period; and, in addition, (2) as compensation for any prejudice incurred in connection with the change of employment. For purposes of this provision, total annual compensation shall mean the total annual compensation of the respective predecessor or for a similar preexisting position as disclosed in the most recent compensation report of the Company in relation to the preceding fiscal year; for such purposes, short-term and long-term incentive compensation shall be included on the basis of the actual values or, if higher, the target values of the respective compensation elements, in each case as disclosed in the most recent compensation report of the Company in relation to the preceding fiscal year. On the basis of this Article 27, the Company or companies under its control may in no event grant or pay, in each relevant compensation period, a supplementary amount to more than five (5) persons within the limitations of the maximum values pursuant to the provision of this Article 27.

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Artikel 28 Vergütungen der Mitglieder des Verwaltungsra- tes und der Geschäftsleitung	Article 28 Compensation of the Members of the Board of Directors and the Executive Management

[1] Die Vergütung der nicht-exekutiven Mitglieder des Verwaltungsrates umfasst eine feste·Grun- dentschädigung und kann weitere Vergütungs- elemente und Leistungen umfassen. Die Ge- samtvergütung berücksicht igt Funktion und Ver- antwortungsstufe des Empfängers.	[1] The compensation of the non-executive members of the Board of Directors consists of a fixed base compensation and may consist of further compensation elements. Total compensation shall take into account position and level of responsibility of the recipient.

2 Die Vergütung der exekutiven Mitglieder des Verwaltungsrates und der Mitglieder der Ge- schäftsleitung umfasst fixe und variable Vergü- tungselemente. Die variable Vergütung richtet sich nach der Erreichung bestimmter Leistungs- ziele. Die Gesamtvergütung berücksichtigt Funk- tion und Verantwortungsstufe des Empfängers.	[2] The compensation of the executive members of the Board of Directors and of the members of the Executive Management consists of fixed and variable compensation elements. Variable compensation shall take into account the achievement of specific performance targets. Total compensation shall take into account position and level of responsibility of the recipient.

3 Die Leistungsziele können persönliche Ziele, Unternehmens-, Gruppen- oder bereichsspezifi- sche Ziele oder im Vergleich zum Markt, zu an- deren Unternehmen oder zu vergleichbaren Richtgrössen berechnete Ziele umfassen, unter Berücksichtigung von Funktion und Verantwor- tungsstufe des Empfängers der variablen Vergü- tung. Der Verwaltungsrat oder, soweit an ihn de- legiert, der Vergütungsausschuss legt die Ge- wichtung der Leistungsziele und die jeweiligen Zielwerte fest.	[3] The performance targets may include individual targets, targets of the company, group or parts thereof or targets in relation to the market, other companies or comparable benchmarks, taking into account position and level of responsibility of the recipient. The Board of Directors or, to the extent delegated to it, the Compensation Committee shall determine the relative weight of the performance targets and the respective target values.

[4] Die Vergütung kann in der Form von Geld, Ak- tien oder Sach- oder Dienstleistungen ausge- richtet werden; die Vergütung kann zudem auch in der Form von Optionen, vergleichbaren Instru- menten oder Einheiten gewährt werden. Der Verwaltungsrat oder, soweit an ihn delegiert, der Vergütungsausschuss legt Zuteilungsbedingun- gen, Vesting-Bedingungen, Ausübungsbedin- gungen und -fristen sowie allfällige Sperrfristen und Verfallsbedingungen fest. Sie können insbe- sondere vorsehen, dass aufgrunddes Eintritts im Voraus bestimmter Ereignisse wie eines Kon-trollwechsels oder der Beendigung eines. Ar- beits- oder Mandatsverhältnisses Vesting-Bedin- gungen, Ausübungsbedingungen und -fristen, Sperrfristen und Verfallsbedingungen weiter gel- ten, verkürzt oder aufgehoben werden, Vergü- tungen unter Annahme der Erreichung der Ziel- werte ausgerichtet werden oder Vergütungen verfallen. Die Gesellschaft kann die erforderli- chen Aktien oder andere Beteiligungspapiere auf dem Markt erwerben oder unter Nutzung ih-res bedingten Kapitals bereitstellen.	[4] Compensation may be paid in the form of cash, shares, or in the form of other types of benefits; compensation may also be granted in the form of options or comparable instruments or units. The Board of Directors or, to the extent delegated to it, the Compensation Committee shall determine grant, vesting, exercise, restriction and forfeiture conditions and periods. In particular, they may provide for continuation, acceleration or removal of vesting, exercise, restriction and forfeiture conditions and periods, for payment or grant of compensation based upon assumed target achievement, or for forfeiture, in each case in the event of pre-determined events such as a change-of-control or termination of an employment or mandate agreement. The Company may procure the required shares or other securities through purchases in the market or by using contingent share capital.

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[5] Die Vergütung kann durch die Gesellschaft o- der durch von ihr kontrollierte Gesellschaften ausgerichtet werden.	[5] Compensation may be paid by the Company or companies controlled by it.

V. Verträge mit Mitgliedern des Verwal-tungsrates und der Geschäftsleitung	V. Agreements with Members of the Board of Directors and the Executive Management
Artikel 29	Article 29

[1] Die Gesellschaft oder von ihr kontrollierte Ge- sellschaften können mit Mitgliedern des Verwal- tungsrates unbefristete oder befristete Verträge über die Vergütung abschliessen . Die Dauer und Beendigung richten sich nach Amtsdauer und Gesetz.	[1] The Company or companies controlled by it may enter into agreements for a fixed term or for an indefinite term with members of the Board of Directors relating to their compensation. Duration and termination shall comply with the term of office and the law.

2 Die Gesellschaft oder von ihr kontrollierte Ge- sellschaften können mit Mitgliedern der Ge- schäftsleitung unbefristete oder befristete Ar- beitsverträge abschliessen. Befristete Arbeits- verträge haben eine Höchstdauer von einem Jahr; eine Erneuerung ist zulässig. Unbefristete Arbeitsverträge haben eine Kündigungsfrist von maximal zwölf Monaten.	[2] The Company or companies controlled by it may enter into employment agreements for a fixed term or for an indefinite term with members of the Executive Management. Employment agreements for a fixed term may have a maximum duration of one year; renewal is possible. Employment agreements for an indefinite term may have a termination notice period of maximum twelve months.

3 Die Gesellschaft oder von ihr kontrollierte Ge- sellschaften können mit Mitgliedern der Ge- schäftsleitung Konkurrenzverbote für die Zeit nach Beendigung eines Arbeitsverhältnisses vereinbaren. Deren Dauer darf ein Jahr nicht übersteigen, und die für ein solches Konkurrenz- verbot bezahlte Entschädigung darf die letzte vor Ausscheiden an dieses Mitglied ausbezahlte feste Jahresvergütung nicht übersteigen.	[3] The Company or companies controlled by it may enter into non-compete agreements with members of the Executive Management for the time after termination of employment. Their duration shall not exceed one year, and the consideration paid for such non-compete undertaking shall not exceed in total the last total annual compensation of such member.

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VI. Mandate ausserhalb des Konzerns, Kre- dite und Darlehen	VI. Mandates Outside of the Group, Credits and Loans
Artikel 30 Mandate ausserhalb des Konzerns	Article 30 Mandates Outside of the Group

[1] Kein Mitglied des Verwaltungsrates kann mehr als zehn (10) zusätzliche Mandate wahrnehmen, wovon nicht mehr als fünf (5) in börsenkotierten Unternehmen.	[1] No member of the Board of Directors may hold more than ten (10) additional mandates of which no more than five (5) may be in listed companies.

[2] Kein Mitglied der Geschäftsleitung kann mehr als fünf (5) Mandate wahrnehmen ,wovon nicht mehr als eines (1) in einem börsenkotierten Un- ternehmen.	[2] No member of the Executive Management may hold more than five (5) mandates of which no more than one (1) may be in a listed company.

[3] Die folgenden Mandate fallen nicht unter dies Beschränkungen gemäss Absatz 1 und 2 dieses Artikels:	[3] The following mandates shall not be subject to the limitations set forth in paragraphs 1 and 2 of this Article:

(a) Mandate in Unternehmen, die durch die Gesellschaft kontrolliert werden oder die Gesellschaft kontrollieren;	(a) mandates in companies which are controlled by the Company or which control the Company;

(b) Mandate, die ein Mitglied des Verwaltungs- rates oder der Geschäftsleitung auf Anord- nung der Gesellschaft oder von ihr kontrol- lierten Gesellschaften wahrnimmt. Kein Mit- glied des Verwaltungsrates oder der Ge- schäftsleitung kann mehr als zehn (1O)sol- che Mandate wahrnehmen; und	(b) mandates held at the request of the Company or companies controlled by it. No member of the Board of Directors or of the Executive Management shall hold more than ten (10) such mandates; and

(c) Mandate in Vereinen und Verbänden, ge- meinnützigen Organisat ionen, Stiftungen, Trusts, Personalfürsorgestift ungen, Bil- dungseinrichtungen, gemeinnützige Institu- tionen und anderen ähnlichen Organisatio- nen. Kein Mitglied des Verwaltungsrates o- der der Geschäftsleitung kann mehr als zehn (10) solche Mandate wahrnehmen.	(c) mandates in associations, charitable organizations, foundations, trusts, employee welfare foundations, educational institutions, non-profit institutions and other similar organizations. No member of the Board of Directors or of the Executive Management shall hold more than ten (10) such mandates.

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[4] Als Mandate gelten Mandate im obersten Lei- tungsorgan einer Rechtseinheit, die zur Eintra- gung in das Handelsregister oder in ein entspre- chendes ausländisches Register verpflichtet ist. Bis zu zehn (10) Mandaten in verschiedenen Rechtseinheiten , die ausserhalb des Anwen- dungsbereichs von Artikel 30 Abs . 3(a) unter einheitlicher Kontrolle oder gleicher wirtschaftli - cher Berechtigung stehen, gelten als ein (1) Mandat.	[4] Mandates shall mean mandates in the supreme governing body of a legal entity which is required to be registered in the commercial register or a comparable foreign register. Up to ten (10) mandates in different legal entities that are under joint control or same beneficial ownership outside the scope of application of Article 30 para. 3(a) are deemed one (1) mandate.

Artikel 31 Kredite und Darlehen	Article 31 Credits and Loans

Die Gesellschaft oder von ihr kontrollierte Ge- sellschaften darf Darlehen an Mitglieder des Verwa ltungsrates oder der Geschäftsleitung ent- richten, vorausgesetzt, diese werden zu Konditi- onen wie zwischen unabhängigen Vertragspar - teien entrichtet ..	The Company or companies controlled by it may grant loans to members of the Board of Directors or the Executive Management, provided they are granted at arm's length terms.

Artikel 32 Vorsorgeleistungen ausserhalb der beruflichen Vorsorge	Article 32 Post-Retirement Benefits Beyond the Occupational Pension

Die Gesellschaft oder von ihr kontrollierte Ge- sellschaften können an Mitglieder der Ge- schäftsleitung Vorsorgeleistungen ausserhalb der beruflichen Vorsorge ausrichten, wobei sol- che Vorsorgeleistungen 50% der des Basissa- lärs im Geschäftsjahr, das der Pensionierung unmittelbar vorausgeht , nicht übersteigen dür- fen.	The Company or companies controlled by it may grant members of the Executive Management post-retirement benefits beyond occupational pension; provided, however, that such pension benefits may not exceed 50% of the base salary in the fiscal year immediately preceding the retirement.

VII. Geschäftsjahr, Gewinnverteilung	VII. Financial Year, Profit Allocation
Artikel 33 Geschäftsjahr, Geschäfts- und Vergütungsbe- richt	Article 33 Financial Year, Business and Compensation Report

[1] Das Geschäftsjahr der Gesellschaft wird vom Verwaltungsrat festgesetzt.	[1] The Company's financial year shall be determined by the Board of Directors.

[2] Der Verwaltungsrat erstellt für jedes Geschäfts- jahr einen Geschäftsbericht, der sich aus der Jahresrechnung, dem Lagebericht und der Kon- zernrechnung zusammensetzt , sowie einen Ver- gütungsbericht.	[2] The Board of Directors shall prepare for each financial year a business report, comprising the annual financial statements, the management report and the consolidated financial statements, as well as a compensation report.

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Artikel 34 Verteilung des Bilanzgewinnes, Reserven	Article 34 Allocation of Balance Sheet Profit, Reserves

[1] Über den Bilanzgewinn verfügt die Generalver- sammlung im Rahmen der gesetzlichen Vor- schriften. Der Verwaltungsrat unterbreitet ihr seine Anträge.	[1] The General Meeting shall resolve on the allocation of the profit as shown on the balance sheet in accordance with applicable law. The Board of Directors shall submit its proposals to the General Meeting of Shareholders.

2 Neben den gesetzlichen Reserven kann die Generalversammlung weitere Reserven schaf- fen.	[2] In addition to the reserves required by law, the General Meeting may create other reserves.

3 Dividenden, welche nicht innerhalb von fünf Jahren nach ihrem Auszahlungsdatum bezogen wurde, fallen an die Gesellschaft und werden der allgemeinen gesetzlichen Reserve zugeteilt.	[3] Dividends that have not been collected within five years after their payment date shall enure to the Company and be allocated to the general statutory reserves.

VIII. Auflösung, Liquidation	VIII. Dissolution, Liquidation
Artikel 35	Article 35

[1] Die Generalversammlung kann jederzeit die Auflösung und Liquidation der Gesellschaft nach Massgabe der gesetzlichen und statutarisc hen Vorschriften beschliessen.	[1] The General Meeting of Shareholders may at any time resolve to dissolve and liquidate the Company in accordance with the law and the provisions set forth in these articles of association.

2 Die Liquidation wird durch den Verwaltungsrat durchgeführt ,sofern sie nicht durch die General- versammlung anderen Personen übertragen wird.	[2] The liquidation shall be effected by the Board of Directors, unless the General Meeting of Shareholders appoints other persons as liquidators.

3 Die Liquidation der Gesellsc haft erfolgt nach Massgabe der gesetzlichen Vorschriften. Die Li- quidatoren sind ermächtigt, Aktiven (Grundstü- cke eingeschlossen) freihändig zu verkaufen.	[3] The liquidation of the Company shall be effected pursuant to applicable law. The liquidators shall be entitled to sell assets (real estate included) in private transactions.

[4] Nach erfolgter Tilgung der Schulden der Ge- sellschaft wird das Vermögen unter die Aktio- näre nach Massgabe der eingezahlte n Beträge verte ilt, soweit die Statuten nichts anderes vor- sehen.	[4] Upon discharge of all liabilities of the Company, the assets shall be distributed to the shareholders in proportion to the amounts paid in, unless these articles of association provide otherwise.

Statuten der WISeKey International Holding AG Articles of Association of WISeKey International Holding Ltd	29 | 33

IX. Mitteilungen, Bekanntmachungen	IX. Notices, Communications
Artikel 36	Article 36

[1] Publikationsorgan der Gesellschaft ist das Schweizer ische Handelsamtsblatt	[1] The official means of publication of the Company shall be the Swiss Official Gazette of Commerce.

2 Der Verwaltungsrat kann im Einzelfall weitere Publikationsorgane bezeichnen.	[2] In particular cases, the Board of Directors may specify other means of publication.

3 Soweit das Gesetz nicht zwingend eine per- sönliche Mitteilung verlangt, erfolgen sämtliche Mitteilungen der Gesellschaft an die Aktionäre gültig durch Publikation im Schweizerischen Handelsamtsblatt Schriftliche Mitteilungen der Gesellschaft an Aktionäre erfolgen durch ge- wöhnlichen Brief an die im Aktienbuch zuletzt eingetragene Adresse des Aktionärs bzw. Zu- stellungsbevollmächtigten.	[3] To the extent that personal notification is not mandated by law, all communications to the shareholders shall be deemed valid if published in the Swiss Official Gazette of Commerce. Written communications by the Company to its shareholders shall be sent by ordinary mail to the last address of the shareholder or authorized recipient entered in the share register.

X. Sprachen	X. Languages
Artikel 37	Article 37

Im Falle von Unstimmigkeiten zwischen der deutschen und der englischen Version dieser Statuten, geht die deutsche Version in allen Be- langen vor.	In case of a discrepancy between the German and the English version of these Articles of Association, the German version shall prevail in all respects.

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XI. Sacheinlagen	Xl. Contribution in Kind
Artikel 38	Article 38

Die Gesellschaft übernimmt in der Kapitalerhö- hung vom 2. März 2016 gernäss Sacheinlage- vertrag vom 2. März 2016 von Joao Garlos Creus Moreira 680 Namenaktien mit einem Nennwert von je CHF 1'000 der WlseTrust SA, mit Sitz in Meyrin. Diese Namenaktien werden zu einem Übernahmewer t von insgesamt CHF 4'102'244 übernommen. Als Gegenleistung für diese Sacheinlage gibt die Gesellschaft dem Einleger insgesamt 30'021'988 neue Namenak- tien der Gesellschaft mit einem Nennwert von je CHF 0.01 bzw. einem Gesamtnennwert von CHF 300'219.88 aus. Die Gesellschaft weist die Differenz zwischen dem Gesamtnennwert und dem Übernahmewert der Sacheinlage im Ge- samtbetrag von CHF 3'802'024.12 den Kapital- einlagereservender Gesellschaft zu.	In connection with the capital increase of March 2, 2016, and in accordance with the contribution in kind agreement dated March 2, 2016, the Company acquires from Joao Carlos Creus Moreira 680 registered shares of WISeTrust SA, Meyrin, each with a nominal value of CHF 1,000. These registered shares are acquired for a total value of CHF 4,102,244. As consideration for this contribution in kind, the Company issues to the contributor 30,021,988 newly issued registered shares of the Company with a nominal value of CHF 0.01 each and a total nominal value of CHF 300,219.88. The difference between the aggregate nominal value of the newly issued shares and the total value of contribution in kind in the amount of CHF 3,802,024.12 is allocated to the Company's reserves of capital contribution.

Artikel 39	Article 39

Die Gesellschaft übernimmt in der Kapitalerhö- hung vom 21. März 2016 gernäss den Sacheinla- geverträgen vom 21. März 2016 von der Zürcher Kantonalbank , Zürich, und der Acxit Capital Part- ners AG, Zürich, insgesamt 66'170'160 Namen- aktien mit einem Nennwert von je CHF 0.01 der WlseKey SA, mit Sitz in Meyrin. Diese Namenak- tien werden zu einem Übernahmewert von insge- samt CHF 1'051'392.50 übernommen. Als Ge- genleistung für diese Sacheinlage gibt die Gesell- schaft den Einlegerinnen, jewe ils handelnd im ei- genen Namen aber auf Rechnung der Aktionäre der W ISeKey SA, die ihre Namenaktien der WIS- eKey SA mit einem Nennwert von je CHF 0.01 im Rahmen des Umtauschangebots der Gesell- schaft für sämtliche ausgegebenen und ausste- henden Namenaktien der WISeKey SA mit einem Nennwert von je CHF 0.01 der Gesellschaft an- gedient und die Zürcher Kantonalbank bzw. die Acxit Capital Partners AG als Umtauschagenten bezeichnet haben, insgesamt 13'234'027 neue Namenaktien der Gesellschaft mit einem Nenn- wert von je CHF 0.05 bzw. einem Gesamtnenn- wert von CHF 661'701.35 aus. Die Gesellschaft weist die Differenz zwischen dem Gesamtnenn - wert und dem Übernahmewert der Sacheinlage im Gesamtbetrag von CHF 389'691.15 der ge- setzlichen Kapitalreserve der Gesellschaft zu.	In connection with the capital increase of March 21, 2016, and in accordance with the contribution in kind agreements dated as of March 21, 2016, the Company acquires from Zurcher Kan-tonalbank, Zurich, and Acxit Capital Partners AG, Zurich, respectively, a total of 66,170,160 registered shares of WISeKey SA, Meyrin, each with a nominal value of CHF 0.01. These registered shares are acquired for a total value of CHF 1,051,392.50. As consideration for this contribution in kind, the Company issues to the contributors, each acting in its own name but for the account of the holders of registered shares of WISeKey SA, nominal value CHF 0.01 each, who have tendered their registered shares of WISeKey SA, nominal value CHF 0.01 each, into the exchange offer of the Company for all issued and outstanding registered shares of WISeKey SA, nominal value CHF 0.01 each, and who have appointed Zurcher Kantonalbank and Acxit Capital Partners AG, respectively, as exchange agent, a total of 13,234,027 newly issued registered shares of the Company with a nominal value of CHF 0.05 each and a total nominal value of CHF 661,701.35. The difference between the aggregate nominal value of the newly issued shares and the total value of contribution in kind in the amount of CHF 389,691.15 is allocated to the statutory capital reserve of the Company.

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Artikel 39bis	Article 39bis

Die Gesellschaft übernimmt in der Aktienkap ital- erhöhung vom 28. September 2017 gernäss Sacheinlageverträgen vom 27. September 2017 von Philippe Szokoloczy-Syllaba, Rosa Maria Es- teve, Rosa Maria Nicod-Esteve, Alain Nicod, Gil- bert Claude Muller, Micheie Esteve, Merrill Lynch Trust Services SA The Northolt UT, Mare Edward Esteve, Maria Pilar Soler de Ia Riva, Davies Rhys Cathan, Banque Heritage (Heritage Bank) SA, Amyntas Holding GmbH, Egon Zehnder Interna- tional AG, Mohamed Seif EI Nasr und Youssef Vahabzadeh insgesamt 4'205'350 Namenaktien mit einem Nennwert von je CHF 0.01 der WIS- eKey SA, mit Sitz in Meyrin. Diese Namenaktien werden zu einem Übernahmewert von insgesamt CHF 3'566'132.56 übernommen. Als Gegenleis- tung für diese Sacheinlagen gibt die Ges.ellschaft den Einlegern insgesamt 841'069 neue Namen- aktien der Gesellschaft mit einem Nennwert von je CHF 0.05 bzw. einem Gesamtnennwert von CHF 42'053.45 aus, entsprechend einem Um- tauschverhältnis von fünf Namenaktien mit einem Nennwert von je CHF 0.01 der WISeKey SA, mit Sitz in Meyrin, pro eine neue Namenaktie der Ge- sellschaft mit einem Nennwert von je CHF 0.05. Die Gesellschaft weist die Differenz zwischen dem Gesamtnennwert und dem Übernahmewert der Sacheinlage im Gesamtbetrag von CHF 3'524'079.11 den Kapitaleinlagereserven der Gesellschaft zu.	In connection with the share capital increase of September 28, 2017, and in accordance with the contribution in kind agreements dated as of September 27, 2017, the Company acquires from Philippe Szokoloczy-Syllaba, Rosa Maria Esteve, Rosa Maria Nicod-Esteve, Alain Nicod, Gilbert Claude Muller, Michele Esteve, Merrill Lynch Trust Services SA The Northolt UT, Marc Edward Esteve, Maria Pilar Soler de la Riva, Davies Rhys Cathan, Banque Heritage (Heritage Bank) SA, Amyntas Holding GmbH, Egon Zehnder International AG, Mohamed Seif El Nasr and Youssef Vahabzadeh an aggregate number of 4,205,350 registered shares of WISeKey SA, Meyrin, each with a nominal value of CHF 0.01. These registered shares are acquired for a total value of CHF 3,566,132.56. As consideration for these contributions in kind, the Company issues to the contributors 841,069 newly issued registered shares of the Company with a nominal value of CHF 0.05 each and a total nominal value of CHF 42,053.45, corresponding to an exchange ratio of five registered shares of WISeKey SA, Meyrin, each with a nominal value of CHF 0.01 for one registered share of the Company with a nominal value of CHF 0.05 each. The difference between the aggregate nominal value of the newly issued shares and the value of contributions in kind in the amount of CHF 3,524,079.11 is allocated to the Company's reserves of capital contribution.

Statuten der WISeKey International Holding AG Articles of Association of WISeKey International Holding Ltd	32 | 33

Artikel 39ter	Article 39ter

Die Gesellschaft übernimmt in der Aktienkapital - erhöhung vom 20. Juni 2018 gernäss Sacheinla- gevertrag vom 20. Juni 2018 von Anthony Nagel, Roman Brunner, Stephen Davidson, Karl Hunter Stewart, Gavin Dent, Sirnon Anthony Knight, Carl Rosenast, Thomas Moretti und Barry Kilborn (zu- sammen die Einleger) insgesamt 16'414 Aktien mit einem Nennwert von je USD 1 der WISeKey (Bermuda) Holding Ud., mit Sitz in Hamilton, Ber- muda. Diese Aktien werden zu einem Übernah- mewert von insgesamt CHF 4'664'994.42 über- nommen. Als Gegenleistung für diese Sacheinla- gen gibt die Gesellschaft den Einlegern insge- samt 860'000 neue Namenaktien der Gesell- schaft mit einem Nennwert von je CHF 0.05 bzw. einem Gesamtnennwert von CHF 43'000 aus, entsprechend einem Umtauschverhältnis von 52.39 Namenaktien der Gesellschaft mit einem Nennwert von je CHF 0.05 pro Aktie mit einem Nennwert von je USO 1 der WISeKey (Bermuda) Holding Ud., mit Sitz in Hamilton, Bermuda, wo- bei entstehende Fraktionen von Namenaktien der Gesellschaft mit einem Nennwert von je CHF 0.05 nicht entschädigt werden. Die Gesellschaft weist die Differenz zwischen dem Gesamtnenn- wert und dem Übernahmewert der Sacheinlage im Gesamtbetrag von CHF 4'621'994.42 den Ka- pitaleinlagereserven der Gesellschaft zu.	In connection with the share capital increase of June 20, 2018, and in accordance with the contribution in kind agreement dated as of June 20, 2018, the Company acquires from Anthony Nagel, Roman Brunner, Stephen Davidson, Karl Hunter Stewart, Gavin Dent, Simon Anthony Knight, Carl Rosenast, Thomas Moretti and Barry Kilborn (collectively the Contributors) an aggregate number of 16,414 shares with a nominal value of USD 1 each of WISeKey (Bermuda) Holding Ltd., with registered office in Hamilton, Bermuda. These registered shares are acquired for a total value of CHF 4,664,994.42. As consideration for these contributions in kind, the Company issues to the Contributors 860,000 newly issued registered shares of the Company with a nominal value of CHF 0.05 each and a total nominal value of CHF 43,000, corresponding to an exchange ratio of 52.39 registered shares of the Company with a nominal value of CHF 0.05 for each registered share of WISeKey (Bermuda) Holding Ltd., with registered office in Hamilton, Bermuda, whereby resulting fractions of registered shares of the Company with a nominal value of CHF 0.05 are not compensated. The difference between the aggregate nominal value of the newly issued shares and the value of contributions in kind in the amount of CHF 4,621,994.42 is allocated to the Company's reserves of capital contribution.

Statuten der WISeKey International Holding AG Articles of Association of WISeKey International Holding Ltd	33 | 33

XII. Gemischte Sacheinlagen und Sach-übernahme	XII. Mixed Contribution in Kind and Acquisition of Assets
Artikel 40	Article 40

Die Gesellschaft übernimmt in der Kapitalerhö- hung vom 3. April 2017 gernäss Schedu le Ades Sacheinlagevertrags vom 3. April 2017 (der Sacheinlagevertrag) von One Communications Ud. (ehemals KeyTech Limited), ABRY Invest- ment Partnership, L.P., ABRY Senior Equity 11-A, L.P., ABRY Senior Equity Co-Investment Fund, L.P. und ABRY Senior Equity II, L.P. (alle zusam-men die Einleger) insgesamt (a} 12'500 und da- mit sämtliche ausgegebenen Class A Preferred Shares, je mit Nennwert von USO 1.00, der QV Holdings Ud.,einer Gesellschaft nach dem Recht von Bermuda mit Sitz in Bermuda (QV), (b) 5'538 Common Shares,je mit Nennwert von USD 1.00, der QV, und (c) 22'640 Warrants der QV (von QV ausgegebene Rechte, die deren Inhaber zum Er- werb von von QV neu auszugebenden Common Shares berechtigen, und von QV ausgegebene Rechte zum Erhalt solcher Warrants zum Erwerb von von QV neu auszugebenden Common Shares) (zusammen die Einlage) im Gesamtwert von CHF 17'448'500. Als Gegenleistung für die Einlage weist die Gesellschaft den Einlegern ins- gesamt 1'110'000 Namenaktien mit einem Nenn- wert von je CHF 0.05 (Kategorie 8 Aktien) ge- mäss Schedule A zum Sachein lagevertrag je Ein- leger zu und leistet eine Barzahlung von insge- samt USD 13'000'000 (die Barzahlung) im Um- fang gemäss Schedule A zum Sacheinlagever- trag je Einleger. Entsprechend dem Umrech- nungskurs USD - CHF vom 31. März 20 17 von 0.9998 beläuft sich der Wert der Barzahlung auf CHF 12'997'400. Die Gesellschaft weist die Diffe- renz zwischen (i) der Summe des Gesamtnenn- werts der neu ausgegebenen 1'110'000 Namen- aktien mit einem Nennwert von je CHF 0.05 (Ka- tegorie 8 Aktien) und Barzahlung, und (ii) dem Übernahmewert der Einlage im Betrag von CHF 4'395'600 den Kapitaleinlagereserven der Gesell- schaft zu.	At the capital increase of April 3, 2017, and in accordance with Schedule A of the contribution agreement dated April 3, 2017 (the Contribution Agreement), the Company acquires from One Communications Ltd. (f/k/a KeyTech Limited), ABRY Investment Partnership, L.P., ABRY Senior Equity II-A, L.P., ABRY Senior Equity Co-Investment Fund, L.P. and ABRY Senior Equity II, L.P. (all together the Contributors) (a) 12,500 and thus all issued and outstanding Class A Preferred Shares, each with a par value of USD 1.00, of QV Holdings Ltd., a company incorporated under the laws of Bermuda with its registered office in Bermuda (QV), (b) 5,538 Common Shares, each with a par value of USD 1.00, of QV, and (c) 22,640 Warrants (rights issued by QV entitling its holder to acquire Common Shares of QV newly issued by QV and rights to receive warrants to acquire Common Shares of QV newly issued by QV) (together the Contribution) with a total value amounting to CHF 17,448,500. As consideration for this Contribution, the Company issues to the Contributors, in the proportions as set forth in Schedule A of the Contribution Agreement, 1,110,000 registered shares (Class B Shares) with a nominal value of CHF 0.05 each and makes a cash payment to the Contributors, in the proportions as set forth in Schedule A of the Contribution Agreement, which amounts to a total of USD 13,000,000 (the Cash Payment). According to a currency exchange rate USD — CHF on March 31, 2017 of 0.9998, the value of the Cash Payment amounts to CHF 12,997,400. The difference between (i) the sum of the aggregate nominal value of the newly issued 1,110,000 shares, nominal value of CHF 0.05 each (Class B Shares), and the Cash Payment and (ii) the total value of the Contribution in the amount of CHF 4,395,600 is allocated to the Company's reserves of capital contribution.

Zug. 14. Mai 2019	Zug, May 14, 2019

BEGLAUBIGUNG
LEGALIZATION

Der unterzeichnende Notar des Kantons Zug, Dr. Paul Thalmann, Rechtsanwalt und Urkundsperson, Reichlin Hess AG, Hofstrasse 1a, 6300 Zug, beglaubigt hiermit, dass es sich bei den vorliegenden Statuten der WISeKey International Holding AG um die anlässlich der Verwaltungsratssitzung der Gesellschaft vom 14. Mai 2019 beschlossenen Stauten der Gesellschaft handelt. Sie umfassen samt dieser Seite 34 Seiten.

The undersigning notary public of the Canton of Zug, Dr. Paul Thalmann, Attorney at Law and Notary Public, Hofstrasse la, 6300 Zug, hereby certifies that the present articles of association of WISeKey International Holding Ltd have been declared as the validly binding articles of association on the occasion of the meeting of the board of directors of the company, dated May 14, 2019. They comprise including this page 34 pages.

Zug, 14. Mai 2019
Zug, May 14, 2019

Der Notar:

The notary public:

____________________________
Dr.Paul Thaimann

Rechtsanwalt und Urkundsperson

Attorney at Law and Notary Public